Exhibit 99.1

News Release 22 West Washington Street Chicago Illinois 60602	Telephone: +1 312 696-6000 Facsimile: +1 312 696-6009

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2020 Financial Results

CHICAGO, Feb. 18, 2021 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today reported fourth-quarter and full-year 2020 financial results that demonstrated growth and resilience of the business in a challenging year.

"We ended 2020 as a stronger firm,” said Kunal Kapoor, Morningstar’s chief executive officer. “We're delivering essential insights to help investors navigate the challenging backdrop of the ongoing pandemic. As investors continue emphasizing purpose and personalization in their portfolios, our leading ESG capability is particularly resonating with them. We're proud that the breadth of our data, research, and ratings across the public and private markets, as well as across asset classes, is empowering investor success."

Fourth-Quarter 2020 Financial Highlights

•	Revenue increased 14.4% to $380.4 million; organic revenue increased 7.9%.

•	Operating income increased 64.0% to $65.1 million; adjusted operating income increased by 47.9%, excluding intangible amortization expense and all mergers & acquisitions (M&A)-related expenses.

•	Diluted net income per share increased 171.9% to $1.74 versus $0.64 in the prior period. The current period included non-operating gains that added $0.51 to diluted net income per share. Adjusted diluted net income per share increased by 67.0% to $1.57, excluding the non-operating gains, intangible amortization expense, and all M&A-related expenses.

•	Cash provided by operating activities increased 38.9% to $114.6 million. Free cash flow increased 55.4% to $92.6 million.

Full-Year 2020 Financial Highlights

•	Revenue increased 17.9% to $1.4 billion; organic revenue increased 8.2%.

•	Operating income increased 13.5% to $215.2 million; adjusted operating income increased by 35.7%.

•	Diluted net income per share increased 47.2% to $5.18 versus $3.52 in the prior year. The current year included non-operating gains that added $1.69 to diluted net income per share, whereas the prior year included $0.33 per share of non-operating gains. Adjusted diluted net income per share increased by 37.1% to $5.40, excluding the non-operating gains, intangible amortization expense, and all M&A-related expenses.

•	Cash provided by operating activities increased by 14.9% to $384.3 million. Free cash flow increased by 20.9% to $307.6 million, surpassing $300 million for the first time in the Company's history.

Overview of Financial Results

Fourth-Quarter Results

Revenue for the fourth quarter of 2020 increased 14.4% to $380.4 million. Organic revenue, which excludes all M&A and foreign currency effects, grew by 7.9% compared with the prior-year period.

License-based revenue grew 20.4% year over year, or 10.6% on an organic basis excluding revenue from Sustainalytics and other M&A. PitchBook continued to benefit from strong year-over-year growth in users at both existing and new accounts. Morningstar Data and Morningstar Direct reported strong revenue contribution across geographies, with higher growth rates in Europe and Asia. In aggregate, growth for the quarter was supported by strong renewal rates and momentum in new sales activity.

Asset-based revenue increased 6.6% year over year, or 6.0% on an organic basis. Positive market performance, growth in managed retirement accounts, and strong demand for the new advisor-based solutions contributed to 15.3% growth in Workplace revenue compared to the prior-year period. Morningstar Indexes experienced a record quarter in growth of assets under management linked to investment products, driven by market gains, ongoing demand for strategic-beta and market-cap weighted indexes, and rising interest in ESG indexes. The revenue contribution from Workplace and Indexes more than offset declines in Investment Management that resulted primarily from an Institutional Asset Management client loss.

Transaction-based revenue increased by 1.8% year over year, or 0.7% on an organic basis. Revenue decreased slightly at DBRS Morningstar largely due to a drop in global structured finance issuance across asset classes relative to the prior-year period, with U.S. mortgage-backed securities markets showing particular weakness in the latter half of the quarter. This shortfall was partially offset by strength in Canadian corporate credit issuance volumes. An acceleration in morningstar.com ad sales also contributed positively to transaction-based revenue growth in the quarter.

Operating expense increased 7.7% to $315.3 million in the fourth quarter of 2020, primarily due to the inclusion of Sustainalytics' operating expense. Excluding Sustainalytics, operating expense grew slightly as higher compensation, production expense, and facilities costs were substantially offset by lower travel, stock-based compensation, and legal costs. Ongoing product development efforts resulted in higher capitalized software development, which in turn impacted operating expense favorably in the quarter.

Fourth-quarter operating income was $65.1 million, an increase of 64.0% compared with the prior-year period. Adjusted operating income, which excludes intangible amortization expense and all M&A-related expenses, was $84.6 million in the quarter, an increase of 47.9%, compared with the prior-year period. Fourth-quarter operating margin was 17.1%, compared with 11.9% in the prior-year period. Adjusted operating margin was 22.3% in the fourth quarter of 2020, versus 17.1% in the prior-year period.

Net income in the fourth quarter of 2020 was $75.3 million, or $1.74 per diluted share. Non-operating gains on the sale of two equity method investments added $0.51 to net income per diluted share in the current period. Net income in the fourth quarter of 2019 was $27.6 million, or $0.64 per diluted share. Adjusted diluted net income per share increased 67.0% to $1.57, compared with $0.94 in the prior-year period, excluding the non-operating gains, intangible amortization expense, and all M&A-related expenses. The effective tax rate for the fourth quarter of 2020 was 20.2% versus 24.8% in the prior-year period.

Full-Year Results

For the full year, revenue increased 17.9% to $1.4 billion. Organic revenue grew by 8.2% compared with the prior year.

License-based revenue grew 15.0% year over year, or 10.4% on an organic basis. Asset-based revenue increased 5.8% year over year on both a reported and an organic basis. Transaction-based revenue increased by 49.2%, but declined 0.8% on an organic basis. Morningstar began including DBRS Morningstar revenue in its organic revenue calculation in the third quarter of 2020.

For the full year, operating expense increased 18.7% driven by the inclusion of purchase accounting and intangible amortization related to Sustainalytics and operating expenses for both DBRS Morningstar and Sustainalytics. Excluding the impacts from DBRS Morningstar and Sustainalytics and M&A-related expenses, operating expense increased 3.2%. Throughout 2020, the Company implemented measures to better manage costs amidst the uncertain environment, which led to lower growth rates in compensation and benefits and decreases in certain discretionary spending categories. Certain other corporate expense categories, like travel, decreased as global restrictions took effect and employees adapted to a virtual work environment.

Full-year 2020 operating income was $215.2 million, an increase of 13.5% compared with the prior year. Adjusted operating income was $316.7 million, an increase of 35.7% compared with the prior year. Full-year 2020 operating margin was 15.5%, compared with 16.1% in the prior year. Adjusted operating margin was 22.8% versus 19.8% in 2019.

Full-year 2020 net income increased by 47.1% to $223.6 million, or $5.18 per diluted share, which included a $1.18 per share holding gain related to Morningstar's previously held equity interest in Sustainalytics and $0.51 of other non-operating gains. Full-year 2019 net income was $152.0 million, or $3.52 per diluted share, which included a $0.33 per share gain on the sale of an equity method investment. Adjusted diluted net income per share increased 37.1% to $5.40, compared with $3.94 in the prior year. The effective tax rate for the full year 2020 was 21.1% versus 23.1% in the prior year.

Update on Key Product Areas

Morningstar tracks the performance of key product areas expected to provide a greater contribution to growth as part of its long-term strategy, which include Morningstar Data, DBRS Morningstar, PitchBook, Morningstar Direct, Workplace Solutions, and Morningstar Managed Portfolios. In the fourth quarter of 2020, organic revenue growth for these strategic areas was 10.3%, compared with organic revenue growth of 7.9% for Morningstar as a whole.

The highlights below summarize key operating metrics as of and for the quarter ended Dec. 31, 2020.

•     Morningstar Data revenue was up 11.7% to $56.4 million, or 9.5% on an organic basis.

•     DBRS Morningstar revenue remained relatively flat at $57.6 million, but declined 1.6% on an organic basis. Recurring annual fees from surveillance, research, and other services represented 38.6% of revenue in the fourth quarter.

•     PitchBook revenue grew 33.6% to $56.5 million. Licenses increased 42.5% to 52,288.

•     Morningstar Direct revenue was up 8.1% to $41.2 million, or 6.5% on an organic basis. Licenses increased 3.0% to 16,388.

•     Assets under management and advisement for Workplace Solutions increased 12.3% to $179.0 billion as of Dec. 31, 2020.

•     Assets under management and advisement in Morningstar Managed Portfolios decreased 41.2% to $28.6 billion as of Dec. 31, 2020. This decline is primarily due to the impact of a TD Ameritrade contract change from a variable to fixed fee arrangement in January 2020. TD Ameritrade subsequently completed its merger with Charles Schwab and then notified the Company in the fourth quarter that portfolio management will be moving in-house. This contract cancellation will not impact future asset reporting but will begin to impact Investment Management revenue in the first quarter of 2021. In 2020, the Company recognized approximately $11 million in revenue from this contract.

Balance Sheet and Capital Allocation

As of Dec. 31, 2020, the Company had cash, cash equivalents, and investments totaling $464.2 million and $449.1 million of long-term debt, compared with cash, cash equivalents, and investments of $367.5 million and $513.1 million of long-term debt as of Dec. 31, 2019.

On Oct. 26, 2020, the Company issued $350.0 million aggregate principal amount of 2.32% senior notes due Oct. 26, 2030 in a private placement offering. Interest will be paid semi-annually with the first interest payment date occurring on April 30, 2021. Proceeds were primarily used to pay off a portion of the Company's outstanding debt under its credit agreement.

Cash provided by operating activities was $384.3 million for the full year 2020, compared with $334.4 million in 2019 on higher cash earnings and strong working capital management. Free cash flow was $307.6 million in the full year 2020, compared with $254.4 million in the prior year. In 2020, the Company repurchased $41.9 million of its shares, paid $51.4 million in dividends, and repaid approximately $63.4 million of debt on a net basis.

Comparability of Year-Over-Year Results

In addition to the contributions from DBRS Morningstar and Sustainalytics, and the M&A-related expenses and intangible amortization discussed above, certain other items affected the comparability of fourth-quarter and full-year 2020 results versus the same periods in 2019.

Fourth-Quarter 2020 Results

•	Fourth-quarter 2020 organic revenue excludes revenue from Sustainalytics and other acquisitions.

•	Fourth-quarter 2020 operating expense reflects a $2.0 million decrease in stock-based compensation, primarily driven by the renewal of the PitchBook management bonus plan. The new three-year plan mirrors the incentive structure of the original plan, featuring lower target payouts in the first two years compared with the actual 2019 payout. This increased operating income growth by 5.0 percentage points and diluted net income per share by $0.05.

•	Fourth-quarter 2020 results reflect the contribution of the Morningstar Funds Trust, which records revenue as well as sub-advisory fees on a gross basis. This resulted in a $0.9 million favorable contribution to revenue and a corresponding increase in the cost of revenue, with no impact on operating income.

•	Foreign currency translation increased revenue by $4.0 million, or 1.2%, and operating expense by $4.4 million, or 1.5%, in the fourth quarter of 2020. This resulted in a decrease of $0.4 million in fourth-quarter operating income.

•	Fourth-quarter 2020 diluted net income per share includes non-operating gains of $0.51 per share from the sale of two equity method investments.

Full-Year 2020 Results

•	Full-year 2020 organic revenue excludes revenue from acquisitions, including DBRS Morningstar for the first six months of 2020 and Sustainalytics for the last six months of 2020.

•	Full-year 2020 operating expense growth includes the impacts of the DBRS Morningstar acquisition for the first six months of the year, and for the Sustainalytics acquisition for the last six months of the year. Sustainalytics operating expense includes a $27.8 million acquisition earn-out recorded as compensation expense in the third quarter of 2020, and $3.6 million of amortization expense related to acquired intangibles.

•	Full-year 2020 diluted net income per share includes a benefit of $1.18 per share from a holding gain related to Morningstar's previously held equity interest in Sustainalytics in the third quarter and non-operating gains of $0.51 per share from the sale of two equity method investments in the fourth quarter. Full-year 2019 diluted net income per share included a $0.33 per share after-tax gain on the sale of another equity method investment.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.

Investor Communication

Morningstar encourages all interested parties--including securities analysts, current shareholders, potential shareholders, and others--to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $227 billion in assets under advisement and management as of Dec. 31, 2020. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG, and index businesses; prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; the impact of the current COVID-19 pandemic on our business, financial condition, and results of operations; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; trends in the financial services industry, including fee compression within the asset and wealth management sectors and increased industry consolidation; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology and data infrastructure to the public cloud and other outsourced providers; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; our indebtedness could adversely affect our cash flows and financial flexibility; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Investor Relations Contact:

Barbara Noverini, CFA +1 312-646-6164, barbara.noverini@morningstar.com

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

©2021 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31				Year ended December 31
(in millions, except per share amounts)	2020	2019	change		2020	2019	change

Revenue	$380.4	$332.4	14.4%		$1,389.5	$1,179.0	17.9%
Operating expense:
Cost of revenue	149.6	142.1	5.3%		556.4	483.1	15.2%
Sales and marketing	55.7	48.2	15.6%		206.4	177.9	16.0%
General and administrative	74.2	68.7	8.0%		272.0	210.7	29.1%
Depreciation and amortization	35.8	33.7	6.2%		139.5	117.7	18.5%
Total operating expense	315.3	292.7	7.7%		1,174.3	989.4	18.7%
Operating income	65.1	39.7	64.0%		215.2	189.6	13.5%
Operating margin	17.1%	11.9%	5.2	pp	15.5%	16.1%	(0.6	)pp

Non-operating income (loss), net:
Interest expense, net	(3.0)	(3.9)	(23.1)%		(9.5)	(8.7)	9.2%
Realized gains on sale of equity method investments	30.0	—	NMF		30.0	19.5	53.8%
Holding gain on previously held equity interest	—	—	NMF		50.9	—	NMF
Other income (expense), net	1.3	(0.1)	NMF		(3.6)	(1.9)	89.5%
Non-operating income (loss), net	28.3	(4.0)	NMF		67.8	8.9	NMF

Income before income taxes and equity in net income (loss) of unconsolidated entities	93.4	35.7	161.6%		283.0	198.5	42.6%
Equity in net income (loss) of unconsolidated entities	1.0	1.0	—%		0.3	(0.9)	NMF
Income tax expense	19.1	9.1	109.9%		59.7	45.6	30.9%
Consolidated net income	$75.3	$27.6	172.8%		$223.6	$152.0	47.1%

Net income per share:
Basic	$1.76	$0.64	175.0%		$5.22	$3.56	46.6%
Diluted	$1.74	$0.64	171.9%		$5.18	$3.52	47.2%
Weighted average shares outstanding:
Basic	42.9	42.8	0.2%		42.9	42.7	0.5%
Diluted	43.2	43.3	(0.2)%		43.2	43.2	—%

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31		Year ended December 31
(in millions)	2020	2019	2020	2019
Operating activities
Consolidated net income	$75.3	$27.6	$223.6	$152.0
Adjustments to reconcile consolidated net income to net cash flows from operating activities	8.6	42.0	121.8	140.9
Changes in operating assets and liabilities, net	30.7	12.9	38.9	41.5
Cash provided by operating activities	114.6	82.5	384.3	334.4
Investing activities
Capital expenditures	(22.0)	(22.9)	(76.7)	(80.0)
Acquisitions, net of cash acquired	—	(8.0)	(67.8)	(681.9)
Purchases of equity method investments	(2.2)	(0.1)	(6.7)	(1.5)
Other, net	25.1	1.0	27.4	17.1
Cash provided by (used for) investing activities	0.9	(30.0)	(123.8)	(746.3)
Financing activities
Common shares repurchased	(4.3)	—	(41.9)	(4.9)
Dividends paid	(12.8)	(11.9)	(51.4)	(47.8)
Repayments of long-term debt	(385.0)	(32.8)	(473.4)	(165.6)
Proceeds from long-term debt	350.0	—	410.0	610.0
Other, net	(5.5)	(4.9)	(25.5)	(18.0)
Cash provided by (used for) financing activities	(57.6)	(49.6)	(182.2)	373.7
Effect of exchange rate changes on cash and cash equivalents	13.5	9.4	10.1	3.0
Net increase (decrease) in cash and cash equivalents	71.4	12.3	88.4	(35.2)
Cash and cash equivalents-beginning of period	351.1	321.8	334.1	369.3
Cash and cash equivalents-end of period	$422.5	$334.1	$422.5	$334.1

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of December 31	As of December 31
(in millions)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$422.5	$334.1
Investments	41.7	33.4
Accounts receivable, net	205.1	188.5
Income tax receivable, net	2.2	6.3
Other current assets	58.5	40.9
Total current assets	730.0	603.2

Property, equipment, and capitalized software, net	155.1	154.7
Operating lease assets	147.7	144.8
Investments in unconsolidated entities	32.6	59.6
Goodwill	1,205.0	1,039.1
Intangible assets, net	380.1	333.4
Deferred tax asset, net	12.6	10.7
Other assets	32.9	25.4
Total assets	$2,696.0	$2,370.9

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$64.5	$58.9
Accrued compensation	169.2	137.5
Deferred revenue	306.8	250.1
Operating lease liabilities	39.9	35.8
Current portion of long-term debt	—	11.0
Contingent consideration liability	35.0	—
Other current liabilities	11.1	2.5
Total current liabilities	626.5	495.8

Operating lease liabilities	137.7	138.7
Accrued compensation	35.1	12.1
Deferred tax liability, net	108.9	95.0
Long-term debt	449.1	502.1
Other long-term liabilities	67.3	43.6
Total liabilities	1,424.6	1,287.3
Total equity	1,271.4	1,083.6
Total liabilities and equity	$2,696.0	$2,370.9

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended December 31				Year ended December 31
(in millions)	2020	2019	Change	Organic (1)	2020	2019	Change	Organic (1)
Revenue by type
License-based (2)	$254.8	$211.7	20.4%	10.6%	$934.9	$812.7	15.0%	10.4%
Asset-based (3)	59.4	55.7	6.6%	6.0%	223.8	211.6	5.8%	5.8%
Transaction-based (4)	66.2	65.0	1.8%	0.7%	230.8	154.7	49.2%	(0.8)%

Key product area revenue
Morningstar Data	$56.4	$50.5	11.7%	9.5%	$215.1	$196.8	9.3%	8.9%
DBRS Morningstar (5)	57.6	57.9	(0.5)%	(1.6)%	207.3	127.6	62.5%	2.2	%(6)
PitchBook	56.5	42.3	33.6%	33.6%	201.1	148.4	35.5%	35.5%
Morningstar Direct	41.2	38.1	8.1%	6.5%	158.1	148.6	6.4%	6.2%
Investment Management	30.2	30.6	(1.3)%	(2.3)%	118.3	115.9	2.1%	2.2%
Morningstar Advisor Workstation	22.4	21.7	3.2%	3.2%	87.2	88.5	(1.5)%	(1.3)%
Workplace Solutions	23.3	20.2	15.3%	15.3%	84.5	78.4	7.8%	7.8%

	As of December 31
	2020		2019		Change
Select business metrics
Morningstar Direct licenses	16,388		15,903		3.0%
PitchBook Platform licenses	52,288		36,695		42.5%
Advisor Workstation clients (U.S.)	187	(7)	185	(7)	1.1%
Morningstar.com Premium Membership subscriptions (U.S.)	113,320		109,967		3.0%

	As of December 31
Assets under management and advisement (approximate) ($bil)	2020		2019		Change
Workplace Solutions
Managed Accounts	$89.2		$74.8		19.3%
Fiduciary Services	55.0		49.3		11.6%
Custom Models	34.8		35.3		(1.4)%
Workplace Solutions (total)	$179.0		$159.4		12.3%
Investment Management (8)
Morningstar Managed Portfolios	$28.6		$48.6		(41.2	)%(9)
Institutional Asset Management	12.4		14.9	(10)	(16.8	)%(11)
Asset Allocation Services	6.9		8.9		(22.5)%
Investment Management (total)	$47.9		$72.4		(33.8)%

Asset value linked to Morningstar Indexes ($bil)	$80.6		$67.7		19.1%

	Three months ended December 31				Year ended December 31
	2020	2019		Change	2020	2019		Change
Average assets under management and advisement ($bil)	$220.7	$223.9	(10)	(1.4)%	$211.4	$213.4	(10)	(0.9)%

(1) Organic revenue excludes acquisitions, divestitures, adoption of new accounting standards, and the effect of foreign currency translations.

(2) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, PitchBook, Sustainalytics, and other similar products.

(3) Asset-based revenue includes Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes DBRS Morningstar, Internet advertising, and Morningstar-sponsored conferences.

(5) For the three and twelve months ended December 31, 2020, transaction-based revenue derived primarily from one-time ratings fees was 61.4% and 59.9%, respectively, while recurring revenue from surveillance, research, and other services comprised the remainder for the periods.

(6) Revenue from DBRS Morningstar is excluded from the reporting of organic revenue growth through the second quarter of 2020.

(7) Revised to reflect updated enterprise client reporting for Advisor Workstation.

(8) Revenue for Investment Management includes Morningstar Managed Portfolios, Institutional Asset Management, and Asset Allocation Services.

(9) The decline in Morningstar Managed Portfolios assets was largely attributed to a TD Ameritrade contract change from a variable to fixed-fee arrangement. Excluding the assets from this contract in the prior-year period, assets in Morningstar Managed Portfolios increased 1.8%. TD Ameritrade subsequently canceled its contract in the fourth quarter as a result of its completed merger with Charles Schwab. The cancellation will not impact future asset reporting but will begin to impact Investment Management revenue growth in the first quarter of 2021.

(10) Revised to reflect updated asset reporting.

(11) The decline in Institutional Asset Management assets was attributed to the non-renewal of a client contract in the third quarter of 2020.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

•	consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards, and the effect of foreign currency translations (organic revenue),

•	consolidated operating income, excluding intangible amortization expense and all mergers and acquisitions (M&A)-related expenses (including M&A-related earn-outs) (adjusted operating income),

•	consolidated operating margin, excluding intangible amortization expense and all M&A-related expenses (including M&A-related earn-outs) (adjusted operating margin),

•	consolidated diluted net income per share, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), and non-operating gains/losses (adjusted diluted net income per share), and

•	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period. In the third quarter of 2019, Morningstar Credit Ratings combined with DBRS to form DBRS Morningstar. In the third quarter of 2020, Morningstar completed its acquisition of Sustainalytics. The total revenue contribution is excluded from organic revenue growth for DBRS Morningstar the first six months of 2020 and for Sustainalytics for the last six months of 2020.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended December 31				Year ended December 31
(in millions)	2020	2019	change		2020	2019	change

Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$380.4	$332.4	14.4%		$1,389.5	$1,179.0	17.9%
Less: acquisitions	(17.7)	—	NMF		(132.9)	(20.1)	NMF
Effect of foreign currency translations	(4.0)	—	NMF		(2.1)	—	NMF
Organic revenue	$358.7	$332.4	7.9%		$1,254.5	$1,158.9	8.2	%(1)

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$65.1	$39.7	64.0%		$215.2	$189.6	13.5%
Add: intangible amortization expense	15.5	13.4	15.7%		58.8	36.5	61.1%
Add: M&A-related expenses	4.0	4.1	(2.4)%		14.9	7.2	106.9%
Add: M&A-related earn-out (2)	—	—	—%		27.8	—	NMF
Adjusted operating income	$84.6	$57.2	47.9%		$316.7	$233.3	35.7%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	17.1%	11.9%	5.2	pp	15.5%	16.1%	(0.6	)pp
Add: intangible amortization expense	4.1%	4.0%	0.1	pp	4.2%	3.1%	1.1	pp
Add: M&A-related expenses	1.1%	1.2%	(0.1	)pp	1.1%	0.6%	0.5	pp
Add: M&A-related earn-out (2)	—%	—%	—		2.0%	—%	2.0	pp
Adjusted operating margin	22.3%	17.1%	5.2	pp	22.8%	19.8%	3.0	pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$1.74	$0.64	171.9%		$5.18	$3.52	47.2%
Add: intangible amortization expense	0.27	0.23	17.4%		1.01	0.63	60.3%
Add: M&A-related expenses	0.07	0.07	—%		0.26	0.12	116.7%
Add: M&A-related earn-out (2)	—	—	—%		0.64	—	NMF
Less: non-operating gains (3)	(0.51)	—	NMF		(1.69)	(0.33)	NMF
Adjusted diluted net income per share	$1.57	$0.94	67.0%		$5.40	$3.94	37.1%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$114.6	$82.5	38.9%		$384.3	$334.4	14.9%
Capital expenditures	(22.0)	(22.9)	(3.9)%		(76.7)	(80.0)	(4.1)%
Free cash flow	$92.6	$59.6	55.4%		$307.6	$254.4	20.9%

NMF - Not meaningful, pp - percentage points

(1) Organic revenue for the twelve months ended December 31, 2020 excludes DBRS Morningstar for the first six months of 2020 and Sustainalytics for the last six months of 2020.

(2) M&A-related earn-outs included in current period operating expense.

(3) Non-operating gains for the three and twelve months ended December 31, 2020 relate to the holding gains on our previously held equity interest in Sustainalytics and the sale of two equity method investments. Non-operating gains in the twelve months ended December 31, 2019 relate to the sale of an equity method investment.